PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 7, 2003

$500,000,000

NiSource Finance Corp.

$250,000,000 Floating Rate Notes due 2005

$250,000,000 3.20% Notes due 2006

Unconditionally Guaranteed by NiSource Inc.

         We will pay interest on the Notes due 2005 on each February 4, May 4, August 4 and November 4. The first interest payment on the Notes due 2005 will be made on February 4, 2004. The per annum interest rate on the Notes due 2005 for each quarterly interest period will be reset quarterly and will be equal to three-month LIBOR plus 0.75%. However, in certain circumstances described herein, the interest rate will be determined without reference to LIBOR.

      We will pay interest on the Notes due 2006 on each May 1 and November 1. The first interest payment on the Notes due 2006 will be made on May 1, 2004.

      We may redeem all or part of the Notes due 2005 at the principal amount of the Notes being redeemed, plus accrued interest, on and after May 4, 2004. We may redeem all or part of the Notes due 2006, at any time, at the redemption prices described beginning on page S-13. There is no sinking fund for the Notes.

      Investing in the Notes involves risks. See “Risk Factors” on page S-7.

		Underwriting	Proceeds,
	Price to	Discounts and	before expenses,
	Public(1)	Commissions	to us(1)

Per Note due 2005	100%	.225%	99.775%
Total for Notes due 2005	$250,000,000	$562,500	$249,437,500
Per Note due 2006	99.862%	.35%	99.512%
Total for Notes due 2006	$249,655,000	$875,000	$248,780,000
Total	$499,655,000	$1,437,500	$498,217,500

(1)	Plus accrued interest, if any, from November 4, 2003.

      Delivery of the Notes in book-entry form only will be made on or about November 4, 2003.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Bookrunning Manager	Joint-Lead Manager

Credit Suisse First Boston	McDonald Investments Inc.

BNP PARIBAS

PNC Capital Markets, Inc.

The Royal Bank of Scotland

Scotia Capital

The date of this prospectus supplement is October 30, 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

SUMMARY

      This summary highlights certain information appearing elsewhere in this document. This summary is not complete and does not contain all of the information that you should consider before purchasing the notes. You should carefully read the “Risk Factors” section beginning on page S-7 of this prospectus supplement to determine whether an investment in our notes is appropriate for you. Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to NiSource and its subsidiaries.

NiSource Inc.

      Overview. NiSource is a super-regional energy holding company that provides natural gas, electricity and other products and services to approximately 3.7 million customers located within the energy corridor that runs from the Gulf Coast through the Midwest to New England.

      We are the largest regulated natural gas distribution company, as measured by number of customers, operating east of the Rocky Mountains. Our principal subsidiaries include Columbia Energy Group, a vertically-integrated natural gas distribution, transmission and storage holding company whose subsidiaries provide service to customers in the Midwest, the Mid-Atlantic and the Northeast; Northern Indiana Public Service Company, a vertically-integrated natural gas and electric company providing service to customers in northern Indiana; and Bay State Gas Company, a natural gas distribution company serving customers in New England. We derive substantially all our revenues and earnings from the operating results of our subsidiaries. Our primary business segments are:

•	gas distribution;

•	gas transmission and storage; and

•	electric operations.

      Strategy. We are focused on using our core regulated gas and electric businesses to serve customers throughout the energy-intensive corridor that extends from the supply areas in the Gulf Coast through the consumption centers in the Midwest, Mid-Atlantic, New England and Northeast. This corridor is home to 30% of the nation’s population and 40% of its energy consumption. The acquisition of Columbia Energy Group in November 2000 furthered this strategy by combining NiSource’s natural gas distribution assets in Indiana and New England with Columbia’s natural gas distribution and storage assets in Ohio and the Mid-Atlantic and Columbia’s interstate transmission assets. We are committed to maximizing our efficiency in our core regulated operations without compromising customer service and safety.

      Gas Distribution. We are the nation’s third largest regulated gas distribution company based on volume of gas sales, with an average volume of over 2.3 billion cubic feet per day. Through our wholly-owned subsidiary, Columbia Energy Group, we own five distribution subsidiaries that provide natural gas under the Columbia Gas name to approximately 2.1 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. We also distribute natural gas to approximately 770,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, our subsidiaries Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 329,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

      Gas Transmission and Storage. Our gas transmission and storage subsidiaries own and operate an interstate pipeline network of approximately 16,062 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard. Together, the companies serve customers in 19 northeastern, mid-Atlantic, midwestern and southern states, as well as the District of Columbia. In addition, Columbia Gas Transmission Corporation operates one of the nation’s largest underground natural gas storage systems, capable of storing approximately 670 billion cubic feet of natural gas.

      Electric Operations. We generate and distribute electricity through our subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 437,000 customers in 21 counties in the northern part of Indiana. Northern Indiana owns and operates three coal-fired electric generating stations with a net capacity of 3,059 megawatts, six gas-fired combustion turbine generating units with a net capacity of 323 megawatts and two hydroelectric generating plants with a net capacity of 10 megawatts, for a total system net capacity of 3,392 megawatts. Northern Indiana is interconnected with five neighboring electric utilities. During the year ended December 31, 2002, Northern Indiana generated 72.6% and purchased 27.4% of its electric requirements.

      Other Operations. We provide energy-related services, including gas marketing and power trading, and participate in the development of merchant power projects. Through our subsidiary EnergyUSA-TPC Corp., we provide natural gas sales to industrial and commercial customers and engage in natural gas marketing activities. Through our subsidiary, PEI Holdings, Inc., we operate the Whiting Clean Energy project, located at BP’s Whiting, Indiana refinery. We participate in real estate and other businesses.

      Non-Core Divestitures. On January 28, 2003, our subsidiary Columbia Natural Resources, Inc., a subsidiary of Columbia Energy Resources, Inc., sold its interest in a natural gas exploration and production joint venture in New York state for $95.0 million. The interests sold represented approximately 39.3 billion cubic feet equivalent of natural gas reserves, or approximately 3.4 percent of Columbia Natural Resources’ total reserves. The 2002 production from the joint venture assets was approximately 6 billion cubic feet equivalent, or approximately 11 percent of our total 2002 production.

      On August 29, 2003, we sold our exploration and production subsidiary, Columbia Energy Resources, for $330 million to Triana Energy Holdings, Inc., an affiliate of Morgan Stanley Capital Partners. The sale resulted in approximately $220 million in after-tax cash proceeds, which we will use to pay down debt. We recognized an after-tax book loss of approximately $346.9 million on the sale, largely reflecting the taxes incurred from the sale and the difference between the current carrying value of Columbia Energy Resources’ stock and the purchase price. NiSource and Columbia Energy Group remain guarantors of certain obligations of Columbia Natural Resources with respect to gas deliveries through February 2006 under forward sale contracts. Columbia Energy Group also remains an indemnitor with respect to certain surety bonds supporting those obligations. Triana Energy Holdings has agreed to indemnify us for any payments made as a result of Columbia Natural Resources’ failure to make deliveries.

      On October 20, 2003, we sold six of our operating subsidiaries and the Primary Energy name for approximately $325.4 million to Private Power, LLC, a privately held power development firm backed by American Securities Capital Partners, LLC, a New York private equity investment firm. Proceeds from the sale will be used to reduce our debt by approximately $273.6 million, of which approximately $67.3 million is off balance sheet. We recognized an after-tax book loss of approximately $27.3 million on the sale. NiSource continues to own and operate the Whiting Clean Energy plant at BP’s Whiting, Indiana refinery. NiSource remains a guarantor with respect to certain other obligations of the operating subsidiaries being sold. Private Power has agreed to indemnify NiSource for any payments made under its guarantees.

NiSource Finance Corp.

      NiSource Finance is a wholly-owned special purpose finance subsidiary of NiSource that engages in financing activities to raise funds for the business operations of NiSource and its subsidiaries. NiSource Finance’s obligations under the Notes will be fully and unconditionally guaranteed by NiSource. NiSource Finance was incorporated in February 2000 under the laws of the State of Indiana.

The Offering

Issuer	NiSource Finance Corp.

Securities Offered	$250,000,000 aggregate principal amount of Floating Rate Notes due 2005.

$250,000,000 aggregate principal amount of 3.20% Notes due 2006.

Guarantee	NiSource Inc. will fully and unconditionally guarantee all the obligations of NiSource Finance under the Notes.

Maturity Date	The Notes due 2005 will mature on May 4, 2005.

The Notes due 2006 will mature on November 1, 2006.

Interest Rate	The interest rate on the Notes due 2005 will be reset quarterly based on the three-month LIBOR rate plus a spread of 0.75%.

The interest rate on the Notes due 2006 will be 3.20% per annum.

Interest Payment Dates	For the Notes due 2005, each February 4, May 4, August 4 and November 4, commencing on February 4, 2004.

For the Notes due 2006, each May 1 and November 1, commencing May 1, 2004.

Optional Redemption	We may redeem all or part of the Notes due 2005 at the principal amount of Notes being redeemed, plus accrued interest to the redemption date, commencing May 4, 2004.

We may redeem all or part of the Notes due 2006 at any time at our option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued interest to the redemption date and (2) a “make-whole” amount based on the yield of a comparable U.S. Treasury security plus 0.20%.

Ranking	The Notes will be senior, unsecured obligations of NiSource Finance ranking equally in right of payment with other senior indebtedness of NiSource Finance.

The guarantee will be a senior, unsecured obligation of NiSource, ranking equally in right of payment with other senior indebtedness of NiSource. Because NiSource is a holding company that derives substantially all of its income from operating subsidiaries, the guarantee will effectively be subordinated to debt and preferred stock at the subsidiary level.

The Indenture does not limit the amount of debt that NiSource Finance, NiSource or any of its subsidiaries may incur.

Limitation on Liens	Subject to certain exceptions, neither NiSource Finance, NiSource nor any subsidiary of NiSource other than a utility may issue, assume or guarantee any secured debt, except intercompany indebtedness, without also securing the Notes, unless the total amount of all of the secured debt would not exceed 10% of our consolidated net tangible assets.

Use of Proceeds	The net proceeds, after estimated expenses, to NiSource from the sale of the Notes offered hereby will be approximately $498,067,500, which we will use to repay at maturity a portion of NiSource Finance’s 7 1/2% Notes due November 15, 2003.

      For additional information regarding the Notes, see “Supplemental Description of the Notes.”

RISK FACTORS

      In deciding whether to invest in the Notes, you should consider carefully the following factors that could materially adversely affect our operating results and financial condition. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. You should also consider the information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended by our Annual Report on Form 10-K/A and our subsequent reports on Form 10-Q and Form 8-K. Each of the risks described below could result in a decrease in the value of the Notes and your investment therein.

We have substantial indebtedness, which could adversely affect our financial condition.

      We have a significant amount of indebtedness outstanding as a result of our acquisition of Columbia Energy Group. We had total consolidated indebtedness of approximately $6.8 billion outstanding as of June 30, 2003.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	limit our ability to borrow additional funds or increase the cost of borrowing additional funds;

•	reduce the availability of cash flow from operations to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	lead parties with whom we do business to require additional credit support, such as letters of credit, in order for us to transact such business;

•	place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	result in a downgrade in our credit ratings; and

•	increase our vulnerability to general adverse economic and industry conditions.

      Some of our debt obligations contain financial covenants related to debt-to-capital ratios and interest coverage ratios and cross-default provisions. Our failure to comply with any of these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding debt obligations. Any such acceleration would cause a material adverse change in our financial condition.

The terms of our settlement with the Indiana Utility Regulatory Commission will result in credits to consumers.

      On September 23, 2002, the Indiana Utility Regulatory Commission approved a settlement agreement that entitles electric customers of Northern Indiana Public Service Company to receive an amount intended to approximate $55.0 million each year in credits to their electric bills for 49 months. Northern Indiana’s electric customers, other than those on certain contract rates, will receive a credit of approximately six percent of the electric portion of their monthly Northern Indiana bill. The settlement was the result of months of negotiations among Northern Indiana, the Indiana Office of Utility Consumer Counselor and a group of commercial and industrial customers.

      The Indiana Utility Regulatory Commission has denied a petition for reconsideration, and the Indiana Court of Appeals upheld the rate settlement upon appeal on October 14, 2003. This decision can be appealed to the Indiana Supreme Court until November 13, 2003. There can be no assurances that the appeal will not result in further proceedings before the Indiana Utility Regulatory Commission, or that such proceedings will not result in a further reduction in rates.

Increased federal and state environmental regulation of NOx emissions will require us to incur large capital expenditures.

      The Environmental Protection Agency has approved Indiana state rules intended to reduce nitrogen oxide (NOx) levels from several sources, including industrial and utility boilers. The rules are part of a program intended to reduce ozone levels in the eastern United States. Compliance with the NOx limits contained in these rules is required by May 31, 2004. Capital estimates of our NOx control compliance costs range from $200 to $300 million. Actual compliance costs may vary depending on a number of factors including market demand/resource constraints, uncertainty of future equipment and construction costs, and the potential need for additional control technology.

A significant portion of the gas and electricity we sell is used for heating and air conditioning. Accordingly, our operating results fluctuate depending on the weather.

      Our energy sales are sensitive to variations in weather conditions. We forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have, and have had, a material impact on energy sales.

Our electric operations are subject to economic conditions in certain industries.

      Our electric operations in northern Indiana have been and may continue to be adversely affected by substantial declines in sales to industrial customers. In particular, the steel and steel related industries have been adversely impacted by recent events and market conditions, with two major customers declaring bankruptcy. There can be no assurances whether sales will return to historical levels.

Recent events that are beyond our control have increased the level of public and regulatory scrutiny of our industry. Governmental and market reactions to these events may have negative impacts on our business, financial condition and access to capital.

      As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities at public companies in general and energy companies in particular, and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility business have been under a generally increased amount of public and regulatory scrutiny and suspicion. Accounting irregularities have caused regulators and legislators to review current accounting practices, financial disclosures and companies’ relationships with their independent auditors. The capital markets and ratings agencies also have increased their level of scrutiny. We believe that we are complying with all applicable laws and accounting standards, but it is difficult or impossible to predict or control what effect these types of events may have on our business, financial condition or access to the capital markets.

      As a result of these events, Congress passed the Sarbanes-Oxley Act of 2002, and the SEC implemented numerous new regulations. It is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or our operations specifically.

Our Whiting merchant energy project is operating at a loss.

      We own and operate a merchant energy facility at BP’s Whiting, Indiana refinery. This facility uses natural gas to generate electricity for sale in the wholesale markets and is expected, after plant modifications, to generate steam for industrial use. Recent developments in the wholesale power market have resulted in depressed wholesale power prices, which have substantially reduced revenues for participants in the market. We expect that the facility will operate at a loss in the near term based on the current market view of forward pricing for gas and electricity. The after-tax loss for 2002 was $20.9 million. For 2003, the after-tax loss is projected to be approximately $28 million. The profitability of the project in future periods will depend on, among other things, prevailing prices in the energy markets and regional load dispatch patterns.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus and prospectus supplement. This means that we can disclose important information to you by referring you to another document that NiSource has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and prospectus supplement. Information that NiSource files with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus and prospectus supplement to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference:

•	our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003;

•	our Current Reports on Form 8-K dated May 13, 2003, July 15, 2003, August 1, 2003, October 6, 2003, October 6, 2003 and October 30, 2003; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by the prospectus supplement.

      You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Gary W. Pottorff, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

RECENT DEVELOPMENTS

      On October 30, 2003, we reported our financial results for the quarter ended September 30, 2003. For the third quarter 2003, income from continuing operations was $23.5 million, or $0.09 per share, compared with $23.2 million, or $0.11 per share, in the third quarter of 2002. For the third quarter of 2003, net income was $15.4 million, or $0.06 per share, compared to $23.2 million, or $0.11 per share, for the comparable 2002 period.

      For the nine months ended September 30, 2003, we reported income from continuing operations of $285.1 million, or $1.10 per share, compared to $263.6 million, or $1.28 per share, for the first nine months of 2002. Net loss for the nine months ended September 30, 2003 was $54.6 million, or $0.21 per share, compared to net income of $290.4 million, or $1.41 per share, for the comparable 2002 period. All per share amounts are for basic shares.

USE OF PROCEEDS

      The net proceeds, after estimated expenses, to NiSource from the sale of the Notes offered hereby will be approximately $498,067,500. We will use the net proceeds of this offering and borrowings under our revolving credit facility to repay at maturity $750 million of NiSource Finance’s 7 1/2% Notes due November 15, 2003.

CAPITALIZATION

      The following table shows our capitalization and short-term indebtedness at June 30, 2003 (1) on a consolidated basis and (2) on a consolidated basis as adjusted to reflect the issuance and sale of the Notes and the use of the net proceeds and borrowings under our revolving credit facility as set forth under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes for the year ended December 31, 2002, incorporated by reference in this prospectus supplement and accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	June 30, 2003

	Actual	As Adjusted

	(in millions)
Long-term debt (excluding amounts due within one year)	$5,041.7	$5,541.7
Cumulative preferred stock	84.9	84.9
Common stockholders’ equity	4,257.3	4,257.3

Total capitalization	$9,383.9	$9,883.9

Short-term borrowings (including current portion of long-term debt)	$1,786.2	$1,288.1

RATIOS OF EARNINGS TO FIXED CHARGES

      The following are ratios of our earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended December 31
Six Months Ended
June 30, 2003	2002	2001	2000	1999	1998

2.49	2.15	1.59	1.81	2.14	2.87

      For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest on all indebtedness, amortization of debt expense, the portion of rental expenses on operating leases deemed to be representative of the interest factor and preferred stock dividend requirements of consolidated subsidiaries.

SUPPLEMENTAL DESCRIPTION OF THE NOTES

      Please read the following information concerning the Notes in conjunction with the statements under “Description of the Debt Securities” in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The Notes will be issued under the Indenture, dated November 14, 2000, that we have entered into with JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee. The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Notes are being offered and sold.

Maturity, Interest and Payment – Floating Rate Notes due 2005

      The Notes due 2005 will mature on May 4, 2005. The Notes due 2005 will bear interest from and including November 4, 2003, payable quarterly in arrears on February 4, May 4, August 4 and November 4 of each year, commencing February 4, 2004. Interest payable on each interest payment date will be paid to the persons in whose names the Notes due 2005 are registered at the close of business on the fifteenth calender day prior to such interest payment date. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as it made on such interest payment date. Interest on the Notes due 2005 will be calculated on the basis of the actual number of days elapsed over a 360-day year.

      The Notes due 2005 will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.75%; provided, however, that in certain circumstances described below, the interest rate will be determined without reference to LIBOR. Promptly upon each such determination, the Calculation Agent will notify us and the trustee, if the trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and holders of the Notes due 2005, us and the trustee.

      If the following circumstances exist on any Interest Determination Date, the Calculation Agent will determine the interest rate for the Notes due 2005 as follows:

      (1) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date, the Calculation Agent will request the principal London offices of each of four major banks (which may include the underwriters or their affiliates) in the London interbank market selected by the Calculation Agent (after consultation with us) to provide a quotation of the rate (the “Rate Quotation”) at which three-month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such Interest Determination Date, that is representative of single transactions at such time (the “Representative Amounts”). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus 0.75%.

      (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date, by three major banks (which may include the underwriters or their affiliates) in New York City selected by the Calculation Agent (after consultation with us), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus 0.75%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

      All percentages resulting from any calculation on the Notes due 2005 will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or ..0987655)), and all dollar amounts used in or resulting from such calculation on the Notes due 2005 will be rounded to the nearest cent (with one-half cent being rounded upward). Upon the request of a holder of the Notes due 2005, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

      The following definitions apply to the Notes due 2005:

      “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York City are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the trustee’s corporate trust office is closed for business.

      “Calculation Agent” means JPMorgan Chase Bank, or its successor appointed by us, acting as calculation agent.

      “Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

      “Interest Period” means the period commencing on an Interest Payment Date for the Notes due 2005 (or, with respect to the initial Interest Period only, commencing on November 4, 2003) and ending on the day before the next succeeding Interest Payment Date for the Notes due 2005.

      “LIBOR,” for any Interest Determination Date, will be the offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following the Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 or a successor reporter of such rates selected by the Calculation Agent and acceptable to us, at approximately 11:00 a.m., London time, on the Interest Determination Date (the “Reported Rate”).

      “London Business Day” means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

      “Telerate Page 3750” means the display designated on page 3750 on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Maturity, Interest and Payment – 3.20% Notes due 2006

      The Notes due 2006 will mature on November 1, 2006 and will bear interest at a rate of 3.20% per annum. Interest on the Notes due 2006 will be payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2004. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest will be paid to the persons in whose names the Notes due 2006 are registered at the close of business on each April 15 and October 15. Interest on the Notes due 2006 will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from November 4, 2003 or from the most recent interest payment date to which interest has been paid.

Optional Redemption

      We may redeem all or part of the Notes due 2005 at the principal amount of the Notes being redeemed, plus accrued interest to the redemption date, commencing May 4, 2004.

      We may redeem all or part of the Notes due 2006 at any time at our option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

      The following definitions apply to the Notes due 2006:

      “Make-Whole Amount” means the sum, as determined by a Quotation Agent, of the present values of the principal amount of the Notes to be redeemed, together with scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the Notes, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued interest on the principal amount of the Notes being redeemed to the redemption date.

      “Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus 0.20%.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the Notes due 2006 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes due 2006.

      “Quotation Agent” means the Reference Treasury Dealer selected by the trustee after consultation with us.

      “Reference Treasury Dealer” means a primary U.S. Government securities dealer selected by us.

      “Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by a Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Selection and Notice of Redemption

      If we are redeeming less than all the Notes at any time, the trustee will select the Notes to be redeemed using a method it considers fair and appropriate.

      We will redeem Notes in increments of $1,000. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. However, in the case of the Notes due 2006, we will not know the exact redemption price until three business days before the redemption date. Therefore, the notice of redemption in that case will only describe how the redemption price will be calculated.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a Note in principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption will become due on the date fixed for redemption. On or after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

Forms and Denominations

      The Notes will be issued as one or more global securities in the name of a nominee of the Depository Trust Company and will be available only in book-entry form. See “Description of the Debt Securities — Book-Entry Issuance” in the accompanying prospectus. The Notes are available for purchase in multiples of $1,000.

Additional Notes

      We may, without the consent of the holders of the Notes due 2005 and the Notes due 2006, create and issue additional Notes of either series ranking equally with such Notes in all respects, including having the same CUSIP number, so that such additional Notes would be consolidated and form a single series with the Notes due 2005 or the Notes due 2006, as the case may be, and would have the same terms as to status, redemption or otherwise as such Notes. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of Notes by an ERISA Plan with respect to which NiSource, NiSource Finance or the underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that a particular purchase of Notes will satisfy all of the conditions of any such exemptions.

      Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable similar laws.

Representation

      By acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Note constitutes assets of any Plan, (ii) the Plan is a governmental plan as defined in Section 3 of ERISA which is not subject to the provisions of Title I of ERISA or Section 401 of the

Code or (iii) the purchase and holding of the Note by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws because such purchase and holding satisfies the conditions of a class exemption, including PTCE 91-38, 90-1, 84-14, 95-60 or 96-23.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated October 30, 2003, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and McDonald Investments Inc. are acting as representatives, the following respective principal amounts of the Notes:

	Principal Amount	Principal Amount
Underwriter	of Notes due 2005	of Notes due 2006

Credit Suisse First Boston LLC	$100,000,000	$100,000,000
McDonald Investments Inc.	75,000,000	75,000,000
BNP Paribas Securities Corp.	18,750,000	18,750,000
PNC Capital Markets, Inc.	18,750,000	18,750,000
The Royal Bank of Scotland plc	18,750,000	18,750,000
Scotia Capital (USA) Inc.	18,750,000	18,750,000

Total	$250,000,000	$250,000,000

      The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.

      The underwriters propose to offer the Notes due 2005 initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.15% of the principal amount per Note due 2005. The underwriters and selling group members may allow a discount of 0.10% of the principal amount per Note due 2005 on sales to other broker/ dealers. After the initial public offering, the underwriters may change the public offering price, selling concession and discount to broker/ dealers.

      The underwriters propose to offer the Notes due 2006 initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.20% of the principal amount per Note due 2006. The underwriters and selling group members may allow a discount of 0.125% of the principal amount per Note due 2006 on sales to other broker/ dealers. After the initial public offering, the underwriters may change the public offering price, selling concession and discount to broker/ dealers.

      We estimate that our out of pocket expenses for this offering will be approximately $150,000.

      The Notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

      We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

      In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

      Credit Suisse First Boston LLC will make the Notes available for distribution on the Internet through a proprietary Web site and/ or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC, based on transactions the underwriter conducts through the system. Credit Suisse First Boston LLC will make securities available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

      The underwriters and their affiliates have provided certain investment banking, commercial banking and other financial services to us and our affiliates, for which they have received customary fees. Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, Keybank National Association, an affiliate of McDonald Investments Inc., The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., The Royal Bank of Scotland plc and BNP Paribas, an affiliate of BNP Paribas Securities Corp., are lenders under our three-year revolving credit agreement. In addition, PNC Bank, National Association, an affiliate of PNC Capital Markets, Inc., is a lender and a swingline lender under such facility. The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

      By purchasing the Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

•	the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

      The validity of the notes will be passed upon for us by Schiff Hardin & Waite, Chicago, Illinois. Peter V. Fazio, Jr., a partner of the firm who also serves as executive vice president and general counsel of NiSource, holds approximately 11,400 shares of NiSource’s common stock. The underwriters have been represented by Dewey Ballantine LLP, New York, New York.

EXPERTS

      The consolidated financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from NiSource’s Current Report on Form 8-K dated October 6, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, on January 1, 2001, and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, and the adoption of the October 2002 consensus of EITF Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$2,807,005,000

NiSource Inc.

Common Stock

Preferred Stock
Guarantees of Debt Securities
Warrants
Stock Purchase Contracts
Stock Purchase Units

NiSource Finance Corp.

Debt Securities

Guaranteed as Set Forth in this Prospectus by NiSource Inc.
Warrants

     NiSource Inc. may offer, from time to time, in amounts, at prices and on terms that it will determine at the time of offering, any or all of the following:

•	shares of common stock, including preferred stock purchase rights;

•	shares of preferred stock, in one or more series;

•	warrants to purchase common stock or preferred stock; and

•	stock purchase contracts to purchase common stock, either separately or in units with the debt securities described below or U.S. Treasury securities.

     NiSource Finance Corp., a wholly owned subsidiary of NiSource, may offer from time to time in amounts, at prices and on terms to be determined at the time of the offering:

•	one or more series of its debt securities; and

•	warrants to purchase debt securities.

      NiSource will fully and unconditionally guarantee the obligations of NiSource Finance under any debt securities issued under this prospectus or any prospectus supplement.

  We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

  We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 20 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2003.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration or continuous offering process. Under this process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,807,005,000.

      This prospectus provides you with a general description of the common stock, preferred stock, debt securities, guarantees of debt securities, warrants, stock purchase contracts and stock purchase units we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a description of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

      You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

      References to “NiSource” refer to NiSource Inc. and references to “NiSource Finance” refer to NiSource Finance Corp. Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to NiSource and its subsidiaries, including NiSource Finance. References to “securities” refer collectively to the common stock, preferred stock, debt securities, guarantees of debt securities, warrants, stock purchase contracts and stock purchase units registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION

      NiSource files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document NiSource files at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including NiSource.

      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that NiSource has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that NiSource files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

•	our Current Reports on Form 8-K dated May 13, 2003 and July 15, 2003; and

•	the description of our common stock contained in our definitive joint proxy statement/ prospectus dated April 24, 2000.

      We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

      You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Gary W. Pottorff, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

      We maintain an Internet site at http://www.nisource.com which contains information concerning NiSource and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

      We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

FORWARD-LOOKING STATEMENTS

      Some of the information included in this prospectus, in any prospectus supplement and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These statements concern our plans, expectations and objectives for future operations. Any statement that is not a historical fact is a forward-looking statement. We use the words “estimate,” “intend,” “expect,” “believe,” “anticipate” and similar expressions to identify forward-looking statements, but some of these statements may use other phrasing. We undertake no obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this prospectus or accompanying prospectus supplement or to reflect the occurrence of unanticipated events. While we make the forward-looking statements in good faith and believe they are based on reasonable assumptions, these statements are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

•	increased competition in deregulated energy markets;

•	the weather;

•	fluctuations in supply and demand for energy commodities;

•	successful consummation of proposed dispositions;

•	growth opportunities for NiSource’s businesses;

•	dealings with third parties over whom NiSource has no control;

•	actual operating experience of acquired assets;

•	NiSource’s ability to integrate acquired operations into its operations;

•	the regulatory process;

•	regulatory and legislative changes;

•	changes in general economic, capital and commodity market conditions;

•	counter-party credit risk, many of which risks are beyond the control of NiSource; and

•	other uncertainties, all of which are difficult to predict, and many of which are beyond our control, including factors we discuss in this prospectus and any prospectus supplement and our filings with the SEC.

      Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus, the date of the accompanying prospectus supplement or, in the case of documents incorporated by reference, the date of those documents.

NISOURCE INC.

      Overview. NiSource is a super-regional energy holding company that provides natural gas, electricity and other products and services to approximately 3.7 million customers located within the energy corridor that runs from the Gulf Coast through the Midwest to New England.

      We are the largest regulated natural gas distribution company, as measured by number of customers, operating east of the Rocky Mountains. Our principal subsidiaries include Columbia Energy Group, a vertically-integrated natural gas distribution, transmission and storage holding company whose subsidiaries provide service to customers in the Midwest, the Mid-Atlantic and the Northeast; Northern Indiana Public Service Company, a vertically-integrated natural gas and electric company providing service to customers in northern Indiana; and Bay State Gas Company, a natural gas distribution company serving customers in New England. We derive substantially all our revenues and earnings from the operating results of our subsidiaries. Our primary business segments are:

•	gas distribution;

•	gas transmission and storage; and

•	electric operations.

      Strategy. We are focused on using our core regulated gas and electric businesses to serve customers throughout the energy-intensive corridor that extends from the supply areas in the Gulf Coast through the consumption centers in the Midwest, Mid-Atlantic, New England and Northeast. This corridor is home to 30% of the nation’s population and 40% of its energy consumption. The acquisition of Columbia Energy Group in November 2000 furthered this strategy by combining NiSource’s natural gas distribution assets in Indiana and New England with Columbia’s natural gas distribution and storage assets in Ohio and the Mid-Atlantic and Columbia’s interstate transmission assets. We are committed to maximizing our efficiency in our core regulated operations without compromising customer service and safety.

      Gas Distribution. We are the nation’s third largest regulated gas distribution company based on volume of gas sales, with an average volume of over 2.3 billion cubic feet per day. Through our wholly-owned subsidiary, Columbia Energy Group, we own five distribution subsidiaries that provide natural gas under the Columbia Gas name to approximately 2.1 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. We also distribute natural gas to approximately 770,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, our subsidiaries Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 329,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

      Gas Transmission and Storage. Our gas transmission and storage subsidiaries own and operate an interstate pipeline network of approximately 16,062 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard. Together, the companies serve customers in 19 northeastern, mid-Atlantic, midwestern and southern states, as well as the District of Columbia. In addition, Columbia Gas Transmission Corporation operates one of the nation’s largest underground natural gas storage systems, capable of storing approximately 670 billion cubic feet of natural gas.

      Electric Operations. We generate and distribute electricity through our subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 437,000 customers in 21 counties in the northern part of Indiana. Northern Indiana owns and operates three coal-fired electric generating stations with a net capacity of 2,694 megawatts, three gas-fired combustion turbine generating units with a net capacity of 186 megawatts and two hydroelectric generating plants with a net capacity of 10 megawatts, for a total system net capacity of 2,890 megawatts. Northern Indiana is interconnected with five neighboring electric utilities. During the year ended December 31, 2002, Northern Indiana generated 72.6% and purchased 27.4% of its electric requirements.

      Other Operations. We provide energy-related services, including gas marketing and power trading. Through our subsidiary EnergyUSA-TPC Corp., we provide natural gas sales to industrial and commercial customers and engage in natural gas marketing activities. We operate the Whiting Clean Energy project, located at BP’s Whiting, Indiana refinery. We participate in real estate and other businesses.

      Non-Core Divestitures. On January 28, 2003, our subsidiary Columbia Natural Resources, Inc., a subsidiary of Columbia Energy Resources, Inc., sold its interest in a natural gas exploration and production joint venture in New York state for $95.0 million. The interests sold represented approximately 39 billion cubic feet equivalent of natural gas reserves, or approximately 3.5 percent of Columbia Natural Resources’ total reserves. The 2002 production from the joint venture assets was approximately 6 billion cubic feet equivalent, or approximately 11 percent of our total 2002 production.

      On July 3, 2003, we agreed to sell our exploration and production subsidiary, Columbia Energy Resources, for $330 million to Triana Energy Holdings, Inc., an affiliate of Morgan Stanley Capital Partners. The sale will result in approximately $220 million in after-tax cash proceeds, which we will use to pay down debt. We will recognize an after-tax book loss of approximately $335 million on the sale, largely reflecting the taxes incurred from the sale and the difference between the current carrying value of Columbia Energy Resources’ stock and the purchase price. Our exploration and production business will be accounted for as discontinued operations as of June 30, 2003. We expect to complete the sale in the third quarter of 2003. NiSource and Columbia Energy Group will remain guarantors of certain obligations of Columbia Natural Resources with respect to gas deliveries through February 2006 under forward sale contracts. Columbia Energy Group will also remain an indemnitor with respect to certain surety bonds supporting those obligations. Triana Energy Holdings has agreed to indemnify us for any payments made as a result of Columbia Natural Resources’ failure to make deliveries.

      Also on July 3, 2003, we agreed to sell six of Primary Energy’s operating subsidiaries and the Primary Energy name for approximately $335 million to Private Power, LLC, a privately held power development firm backed by American Securities Capital Partners, LLC, a New York private equity investment firm. Proceeds from the sale will be used to reduce our debt by approximately $296 million, of which approximately $71 million is off balance sheet. The assets of Primary Energy that are being sold in the transaction will be accounted for as discontinued operations as of June 30, 2003. We expect to complete the sale in the third quarter of 2003. We will recognize an after-tax book loss of approximately $29 million on the sale. NiSource will remain a guarantor with respect to certain obligations of the operating subsidiaries being sold. Private Power has agreed to indemnify NiSource for any payments made under its guarantees.

NISOURCE FINANCE CORP.

      NiSource Finance is a wholly-owned special purpose finance subsidiary of NiSource that engages in financing activities to raise funds for the business operations of NiSource and its subsidiaries. NiSource Finance’s obligations under the debt securities will be fully and unconditionally guaranteed by NiSource. NiSource Finance was incorporated in February 2000 under the laws of the State of Indiana.

USE OF PROCEEDS

      Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for general corporate purposes, including additions to working capital and repayment of existing indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

      The following are ratios of our earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended December 31
Three Months Ended
March 31, 2003	2002	2001	2000	1999	1998

3.75	2.16	1.64	1.84	2.14	2.87

      For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest on all indebtedness, amortization of debt expense, the portion of rental expenses on operating leases deemed to be representative of the interest factor and preferred stock dividend requirements of consolidated subsidiaries.

DESCRIPTION OF CAPITAL STOCK

General

      The authorized capital stock of NiSource consists of 420,000,000 shares, $0.01 par value, of which 400,000,000 are common stock and 20,000,000 are preferred stock. The board of directors has designated 4,000,000 shares of the preferred stock as Series A Junior Participating Preferred Shares. These shares are reserved for issuance under NiSource’s Shareholder Rights Plan.

Shareholder Rights Plan

      Each share of NiSource common stock includes one preferred share purchase right. Each preferred share purchase right entitles its holder to purchase one-hundredth (1/100) of a Series A Junior Participating Preferred Share at a price of $60 per one-hundredth of a share, subject to adjustment. The preferred share purchase rights will become exercisable if a person or group acquires 25% or more of the voting power of NiSource or announces a tender or exchange offer following which the person or group would hold 25% or more of NiSource’s voting power. If such an acquisition were consummated, then each preferred share purchase right would be exercisable for that number of shares of NiSource common stock having a market value of two times the exercise price of the preferred share purchase right. The preferred share purchase rights will not be exercisable, however, if the person who acquired sufficient shares of stock to reach the 25% threshold acquired its stock under an offer (a “qualified offer”) for all shares at a price and on terms which the NiSource board of directors determines is fair to stockholders and is otherwise in the best interests of NiSource and its stockholders. The preferred share purchase rights will also become exercisable on or after the date on which the 25% threshold has been triggered, if NiSource is acquired in a merger or other business combination in which NiSource is not the survivor or in which NiSource is the survivor but its common stock is changed into or exchanged for securities of another entity, cash or other property, or 50% or more of the assets or earning power of NiSource and its subsidiaries is sold. At that time, each preferred share purchase right will become exercisable for that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the preferred share purchase right. The preferred share purchase rights will not be exercisable in the event of a merger or other business combination following a qualified offer, provided that the per share price offered in the merger or other business combination is not less than the price paid in the qualified offer and the form of consideration offered in the merger or other business combination is the same as that paid in the offer. NiSource may redeem the preferred share purchase rights at a price of $.01 per right prior to the occurrence of an event that causes the preferred share purchase rights to be exercisable for shares of common stock. The preferred share purchase rights will expire on March 12, 2010.

Anti-Takeover Provisions

      The certificate of incorporation of NiSource includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of management of NiSource. NiSource’s board of directors is classified into three classes of directors with staggered three-year terms. The directors may be removed only for cause by the affirmative vote of 80% of the combined voting power of all of the then-

outstanding shares of stock of NiSource voting together as a single class. Unless the board of directors determines otherwise or except as otherwise required by law, vacancies on the board or newly-created directorships may be filled only by the affirmative vote of directors then in office, even though less than a quorum. If the board of directors or applicable Delaware law confers power on stockholders of NiSource to fill such a vacancy or newly-created directorship, it may be filled only by affirmative vote of 80% of the combined voting power of the outstanding shares of stock of NiSource entitled to vote. Stockholders may not cumulate their votes, and stockholder action may be taken only at a duly called meeting and not by written consent. The certificate of incorporation also provides that special meetings of stockholders may be called only by a majority of the total number of authorized directors. In addition, NiSource’s bylaws contain requirements for advance notice of stockholder proposals and director nominations. These and other provisions of the certificate of incorporation and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of management of NiSource.

      NiSource is currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on a national securities exchange, such as the New York Stock Exchange, from engaging, under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock without the prior approval of the corporation’s board of directors.

      The following summaries of provisions of our common stock and preferred stock are not necessarily complete. You are urged to read carefully NiSource’s certificate of incorporation and bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

      NiSource common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, under the symbol “NI.” Common stockholders may receive dividends if and when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until obligations to any preferred stockholders have been satisfied. All common stock will be fully paid and non-assessable. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive rights or cumulative voting rights. Common stockholders will be notified of any stockholders’ meeting according to applicable law. If NiSource liquidates, dissolves or winds-up its business, either voluntarily or involuntarily, common stockholders will share equally in the assets remaining after creditors and preferred stockholders are paid.

Preferred Stock

      The board of directors can, without approval of stockholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series, including any dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of NiSource and make it harder to remove incumbent management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of common stock. All preferred stock will be fully paid and non-assessable.

      The terms of the preferred stock that NiSource may offer will be established by or pursuant to a resolution of the board of directors of NiSource and will be issued under certificates of designations or through amendments to NiSource’s certificate of incorporation. If NiSource uses this prospectus to offer preferred stock, an accompanying prospectus supplement will describe the specific terms of the preferred stock. NiSource will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to the preferred stock that NiSource may offer.

      The following terms of the preferred stock, as applicable, will be set forth in a prospectus supplement relating to the preferred stock:

•	the title and stated value;

•	the number of shares NiSource is offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation of dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on NiSource’s ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend or liquidation rights;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend or liquidation rights; and

•	any other material specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

      The terms, if any, on which the preferred stock may be exchanged for or converted into shares of common stock or any other security and, if applicable, the conversion or exchange price, or how it will be calculated, and the conversion or exchange period will be set forth in the applicable prospectus supplement.

      The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate liquidation preference equal to that of the preferred stock represented by the global certificate.

      Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

DESCRIPTION OF THE DEBT SECURITIES

      NiSource Finance may issue the debt securities, in one or more series, from time to time under an Indenture, dated as of November 14, 2000, among NiSource Finance, NiSource, as guarantor, and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee. JPMorgan Chase Bank, as trustee under the Indenture, will act as indenture trustee for the purposes of the Trust Indenture Act. We have filed the Indenture as an exhibit to the registration statement of which this prospectus is a part.

      This section briefly summarizes some of the terms of the debt securities and the Indenture. This section does not contain a complete description of the debt securities or the Indenture. The description of the debt securities is qualified in its entirety by the provisions of the Indenture. References to section numbers in this description of the debt securities, unless otherwise indicated, are references to section numbers of the Indenture.

General

      The Indenture does not limit the amount of debt securities that may be issued. The Indenture provides for the issuance of debt securities from time to time in one or more series. The terms of each series of debt securities may be established in a supplemental indenture or in resolutions of NiSource Finance’s Board of Directors or a committee of the board.

      The debt securities:

•	are direct senior unsecured obligations of NiSource Finance;

•	are equal in right of payment to any other senior unsecured obligations of NiSource Finance; and

•	are guaranteed on a senior unsecured basis by NiSource.

      NiSource Finance is a special purpose financing subsidiary formed solely as a financing vehicle for NiSource and its subsidiaries. Therefore, the ability of NiSource Finance to pay its obligations under the debt securities is dependent upon the receipt by it of payments from NiSource. If NiSource were not to make such payments for any reason, the holders of the debt securities would have to rely on the enforcement of NiSource’s guarantee described below.

      If NiSource Finance uses this prospectus to offer debt securities, an accompanying prospectus supplement will describe the following terms of the debt securities being offered, to the extent applicable:

•	the title;

•	any limit on the aggregate principal amount;

•	the date or dates on which NiSource Finance will pay principal;

•	the right, if any, to extend the date or dates on which NiSource Finance will pay principal;

•	the interest rates or the method of determining them and the date interest begins to accrue;

•	the interest payment dates and the regular record dates for any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of any extension;

•	the place or places where NiSource Finance will pay principal and interest;

•	the terms and conditions of any optional redemption, including the date after which, and the price or prices at which, NiSource Finance may redeem securities;

•	the terms and conditions of any optional purchase or repayment, including the date after which, and the price or prices at which, holders may require NiSource Finance to purchase, or a third party may require holders to sell, securities;

•	the terms and conditions of any mandatory or optional sinking fund redemption, including the date after which, and the price or prices at which, NiSource Finance may redeem securities;

•	whether bearer securities will be issued;

•	the denominations in which NiSource Finance will issue securities;

•	the currency or currencies in which NiSource Finance will pay principal and interest;

•	any index or indices used to determine the amount of payments;

•	the portion of principal payable on declaration of acceleration of maturity;

•	any additional events of default or covenants of NiSource Finance or NiSource applicable to the debt securities;

•	whether NiSource Finance will pay additional amounts in respect of taxes and similar charges on debt securities held by a United States alien and whether NiSource Finance may redeem those debt securities rather than pay additional amounts;

•	whether NiSource Finance will issue the debt securities in whole or in part in global form and, in such case, the depositary for such global securities and the circumstances under which beneficial owners of interests in the global security may exchange such interest for securities;

•	the date or dates after which holders may convert the securities into shares of NiSource common stock or preferred stock and the terms for that conversion; and

•	any other terms of the securities.

      The Indenture does not give holders of debt securities protection in the event of a highly leveraged transaction or other transaction involving NiSource Finance or NiSource. The Indenture also does not limit the ability of NiSource Finance or NiSource to incur indebtedness or to declare or pay dividends on its capital stock.

Guarantee of NiSource

      NiSource will fully and unconditionally guarantee to each holder of debt securities and to the indenture trustee and its successors all the obligations of NiSource Finance under the debt securities, including the due and punctual payment of the principal of, and premium, if any, and interest, if any, on the debt securities. The guarantee applies whether the payment is due at maturity, on an interest payment date or as a result of acceleration, redemption or otherwise. The guarantee includes payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of NiSource Finance under the Indenture. The guarantee will remain valid even if the Indenture is found to be invalid. NiSource is obligated under the guarantee to pay any guaranteed amount immediately after NiSource Finance’s failure to do so.

      NiSource is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, NiSource depends on the earnings and cash flow of, and dividends or distributions from, its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. A substantial portion of NiSource’s consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to NiSource is subject to regulation. Northern Indiana Public Service Company’s debt indenture also provides that Northern Indiana will not declare or pay any dividends on its common stock owned by NiSource except out of earned surplus or net profits. Furthermore, as long as any shares of Northern Indiana’s cumulative preferred stock are outstanding, Northern Indiana may not declare or pay cash dividends on its common shares in excess of 75% of its net income, provided that Northern Indiana may declare and pay cash dividends if the sum of (1) Northern Indiana’s capital applicable to stock junior to the cumulative preferred stock plus (2) the surplus, after giving effect to such dividends, is at least 25% of the sum of (a) all of Northern Indiana’s obligations under any outstanding bonds, notes, debentures or other securities plus (b) Northern Indiana’s total capital and surplus. Future dividends will depend upon adequate retained earnings, adequate future earnings and the absence of adverse developments. In addition, NiSource is registered as a holding company under the Public Utility Holding Company Act of 1935. As a result, the corporate and financial activities of NiSource and each of its subsidiaries (including their ability to pay dividends to NiSource) are subject to regulation by the SEC.

      NiSource’s holding company status also means that its right to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of NiSource itself as a creditor of a subsidiary may be recognized). Since this is true for NiSource, it is also true for the creditors of NiSource (including the holders of the debt securities).

Conversion Rights

      The terms, if any, on which a series of debt securities may be exchanged for or converted into shares of common stock or preferred stock of NiSource will be set forth in the applicable prospectus supplement.

Denomination, Registration and Transfer

      NiSource Finance may issue the debt securities as registered securities in certificated form or as global securities as described under the heading “Book-Entry Issuance.” Unless otherwise specified in the applicable prospectus supplement, NiSource Finance will issue registered debt securities in denominations of $1,000 or integral multiples of $1,000. (See Section 302.)

      If NiSource Finance issues the debt securities as registered securities, NiSource Finance will keep at one of its offices or agencies a register in which it will provide for the registration and transfer of the debt securities. NiSource Finance will appoint that office or agency the security registrar for the purpose of registering and transferring the debt securities.

      The holder of any registered debt security may exchange the debt security for registered debt securities of the same series having the same stated maturity date and original issue date, in any authorized denominations, in like tenor and in the same aggregate principal amount. The holder may exchange those debt securities by surrendering them in a place of payment maintained for this purpose at the office or agency NiSource Finance has appointed securities registrar. Holders may present the debt securities for exchange or registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer satisfactory to NiSource Finance and the securities registrar. No service charge will apply to any exchange or registration of transfer, but NiSource Finance may require payment of any taxes and other governmental charges as described in the Indenture. (See Section 305.)

      If debt securities of any series are redeemed, NiSource Finance will not be required to issue, register transfer of or exchange any debt securities of that series during the 15 business day period immediately preceding the day the relevant notice of redemption is given. That notice will identify the serial numbers of the debt securities being redeemed. After notice is given, NiSource Finance will not be required to issue, register the transfer of or exchange any debt securities that have been selected to be either partially or fully redeemed, except the unredeemed portion of any debt security being partially redeemed. (See Section 305.)

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, on each interest payment date, NiSource Finance will pay interest on each debt security to the person in whose name that debt security is registered as of the close of business on the record date relating to that interest payment date. If NiSource Finance defaults in the payment of interest on any debt security, it may pay that defaulted interest to the registered owner of that debt security:

•	as of the close of business on a date that the indenture trustee selects, which may not be more than 15 days or less than 10 days before the date NiSource Finance proposes to pay the defaulted interest, or

•	in any other lawful manner that does not violate the requirements of any securities exchange on which that debt security is listed and that the indenture trustee believes is acceptable.

(See Section 307.)

      Unless otherwise indicated in the applicable prospectus supplement, NiSource Finance will pay the principal of and any premium or interest on the debt securities when they are presented at the office of the indenture trustee, as paying agent. NiSource Finance may change the place of payment of the debt securities, appoint one or more additional paying agents, and remove any paying agent.

Redemption

      The applicable prospectus supplement will contain the specific terms on which NiSource Finance may redeem a series of debt securities prior to its stated maturity. NiSource Finance will send a notice of redemption to holders at least 30 days but not more than 60 days prior to the redemption date. The notice will state:

•	the redemption date;

•	the redemption price;

•	if less than all of the debt securities of the series are being redeemed, the particular debt securities to be redeemed (and the principal amounts, in the case of a partial redemption);

•	that on the redemption date, the redemption price will become due and payable and any applicable interest will cease to accrue on and after that date;

•	the place or places of payment; and

•	whether the redemption is for a sinking fund.

(See Section 1104.)

      On or before any redemption date, NiSource Finance will deposit an amount of money with the indenture trustee or with a paying agent sufficient to pay the redemption price. (See Section 1105.)

      If NiSource Finance is redeeming less than all the debt securities, the indenture trustee will select the debt securities to be redeemed using a method it considers fair and appropriate. After the redemption date, holders of redeemed debt securities will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (See Section 1103.)

Consolidation, Merger, Conveyance, Transfer or Lease

      Neither NiSource Finance nor NiSource shall consolidate or merge with any other corporation or convey, transfer or lease substantially all of its assets or properties to any entity unless:

•	that corporation or entity is organized under the laws of the United States or any state thereof;

•	that corporation or entity assumes NiSource Finance’s or NiSource’s obligations, as applicable, under the Indenture;

•	after giving effect to the transaction, NiSource Finance and NiSource are not in default under the Indenture; and

•	NiSource Finance or NiSource, as applicable, delivers to the indenture trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the Indenture.

(See Section 801.)

      The Indenture does not give holders of the debt securities protection in the event of a highly leveraged transaction or other transaction involving NiSource Finance or NiSource. The Indenture also does not limit the ability of NiSource Finance to incur indebtedness or to declare or pay dividends on its capital stock.

Limitation on Liens

      As long as any debt securities remain outstanding, neither NiSource Finance, NiSource nor any subsidiary of NiSource other than a utility may issue, assume or guarantee any debt secured by any mortgage, security interest, pledge, lien or other encumbrance on any property owned by NiSource Finance, NiSource or that subsidiary, except intercompany indebtedness, without also securing the debt securities equally and ratably with (or prior to) the new debt, unless the total amount of all of the secured debt would not exceed 10% of the consolidated net tangible assets of NiSource and its subsidiaries (other than utilities).

      In addition, the lien limitations do not apply to NiSource Finance’s, NiSource’s and any subsidiary’s ability to do the following:

•	create mortgages on any property and on certain improvements and accessions on such property acquired, constructed or improved after the date of the Indenture;

•	assume existing mortgages on any property or indebtedness of an entity which is merged with or into, or consolidated with NiSource Finance, NiSource and any subsidiary;

•	assume existing mortgages on any property or indebtedness of an entity existing at the time it becomes a subsidiary;

•	create mortgages to secure debt of a subsidiary to NiSource or to another subsidiary;

•	create mortgages in favor of governmental entities to secure payment under a contract or statute or mortgages to secure the financing of constructing or improving property, including mortgages for pollution control or industrial revenue bonds;

•	create mortgages to secure debt of NiSource or its subsidiaries maturing within 12 months and created in the ordinary course of business;

•	create mortgages to secure the cost of exploration, drilling or development of natural gas, oil or other mineral property;

•	to continue mortgages existing on the date of the Indenture; and

•	create mortgages to extend, renew or replace indebtedness secured by any mortgage referred to above provided that the principal amount of indebtedness and the property securing the indebtedness shall not exceed the amount secured by the mortgage being extended, renewed or replaced.

(See Section 1008.)

Events of Default

      The Indenture provides, with respect to any outstanding series of debt securities, that any of the following events constitutes an “Event of Default”:

•	NiSource Finance defaults in the payment of any interest upon any debt security of that series that becomes due and payable and the default continues for 60 days;

•	NiSource Finance defaults in the payment of principal of or any premium on any debt security of that series when due at its maturity, on redemption, by declaration or otherwise and the default continues for three business days;

•	NiSource Finance defaults in the deposit of any sinking fund payment when due and the default continues for three business days;

•	NiSource Finance or NiSource defaults in the performance of or breaches any covenant or warranty in the Indenture for 90 days after written notice to NiSource Finance and NiSource from the indenture trustee or to NiSource Finance, NiSource and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series;

•	NiSource Finance or NiSource Capital Markets defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by NiSource Finance or NiSource Capital Markets, or NiSource Finance or NiSource Capital Markets defaults under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $50,000,000 of the principal or interest when due and payable, and in the event such debt has become due as the result of an acceleration, such acceleration is not rescinded or annulled or such debt is not paid within 60 days after written notice to NiSource Finance and NiSource from the indenture trustee or to NiSource Finance, NiSource and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series;

•	the NiSource guarantee ceases to be in full force and effect in any material respect or is disaffirmed or denied (other than according to its terms), or is found to be unenforceable or invalid; or

•	certain events of bankruptcy, insolvency or reorganization of NiSource Finance, NiSource Capital Markets or NiSource.

(See Section 501.)

      If an Event of Default occurs with respect to debt securities of a particular series, the indenture trustee or the holders of 33% in principal amount of the outstanding debt securities of that series may declare the debt securities of that series due and payable immediately. (See Section 502.)

      The holders of a majority in principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. The indenture trustee may refuse to follow directions that are in conflict with law or the Indenture, that expose the indenture trustee to personal liability or that are unduly prejudicial to other holders. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions. (See Section 512.)

      The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture and its consequences, except a default:

•	in respect of a payment of principal of, or premium, if any, or interest on any debt security; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security.

(See Section 513.)

      At any time after the holders of the debt securities of a series declare that the debt securities of that series are due and immediately payable, a majority in principal amount of the outstanding holders of debt securities of that series may rescind and cancel the declaration and its consequences: (1) before the indenture trustee has obtained a judgment or decree for money, (2) if all defaults (other than the non-payment of principal which has become due solely by the declaration) have been waived or cured, and (3) NiSource or NiSource Finance has paid or deposited with the indenture trustee an amount sufficient to pay:

•	all overdue interest on the debt securities of that series;

•	the principal of, and premium, if any, or interest on any debt securities of that series which are due other than by the declaration;

•	interest on overdue interest (if lawful); and

•	sums paid or advanced by and amounts due to the indenture trustee under the Indenture.

(See Section 502.)

Modification of Indenture

      NiSource Finance, NiSource and the indenture trustee may modify or amend the Indenture, without the consent of the holders of any debt securities, for any of the following purposes:

•	to evidence the succession of another person as obligor under the Indenture;

•	to add to NiSource Finance’s or NiSource’s covenants or to surrender any right or power conferred on NiSource Finance or NiSource under the Indenture;

•	to add events of default;

•	to add or change any provisions of the Indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium on registered securities or of principal or premium or any interest on bearer securities, to permit registered securities to be exchanged for bearer securities or to permit the issuance of securities in uncertificated form (so long as the modification or amendment does not materially adversely affect the interest of the holders of debt securities of any series);

•	to change or eliminate any provisions of the Indenture (so long as there are no outstanding debt securities entitled to the benefit of the provision);

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to evidence or provide for the acceptance or appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture (so long as the cure or modification does not materially adversely affect the interest of the holders of debt securities of any series);

•	to effect assumption by NiSource or one of its subsidiaries of NiSource Finance’s obligations under the Indenture; or

•	to conform the Indenture to any amendment of the Trust Indenture Act.

(See Section 901.)

      The Indenture provides that we and the indenture trustee may amend the Indenture or the debt securities with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected by the amendment voting as one class. However, without the consent of each holder of any outstanding debt securities affected, an amendment or modification may not, among other things:

•	change the stated maturity of the principal or interest on any debt security;

•	reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any debt security;

•	change the method of calculating the rate of interest on any debt security;

•	change any obligation of NiSource Finance to pay additional amounts in respect of any debt security;

•	reduce the principal amount of a discount security that would be payable upon acceleration of its maturity;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair a holder’s right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date or repayment date;

•	reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture;

•	change any obligation of NiSource Finance to maintain an office or agency in each place of payment or to maintain an office or agency outside the United States;

•	modify the obligations of NiSource under its guarantee in any way adverse to the interests of the holders of the debt securities; and

•	modify these requirements or reduce the percentage of holders of debt securities necessary to waive any past default of certain covenants.

(See Section 902.)

Satisfaction and Discharge

      Under the Indenture, NiSource Finance can terminate its obligations with respect to debt securities of any series not previously delivered to the indenture trustee for cancellation when those debt securities:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

      NiSource Finance may terminate its obligations with respect to the debt securities of that series by depositing with the indenture trustee, as trust funds dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series. In that case, the Indenture will cease to be of further effect and NiSource Finance’s obligations will be satisfied and discharged with respect to that series (except as to NiSource Finance’s obligations to pay all other amounts due under the Indenture and to provide certain officers’ certificates and opinions of counsel to the indenture trustee). At the expense of NiSource Finance, the indenture trustee will execute proper instruments acknowledging the satisfaction and discharge. (See Section 401.)

Book-Entry Issuance

      Unless otherwise specified in the applicable prospectus supplement, NiSource Finance will issue any debt securities offered under this prospectus as “global securities.” We will describe the specific terms for issuing any debt security as a global security in the prospectus supplement relating to that debt security.

      Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as the depositary for any global securities. NiSource Finance will issue global securities as fully registered securities registered in the name of DTC’s nominee, Cede & Co. NiSource Finance will issue one or more fully registered global securities for each issue of debt securities, each in the aggregate principal or stated amount of such issue, and will deposit the global securities with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of securities under DTC’s system must be made by or through a direct participant, which will receive a credit for such securities on DTC’s records. The ownership interest of each actual purchaser of each security — the beneficial owner — is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

      To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to NiSource Finance as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, NiSource Finance, NiSource or the indenture trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of NiSource Finance and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

      If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      A beneficial owner electing to have its interest in a global security repaid by NiSource Finance will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant’s interest in the global securities on DTC’s records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global securities are transferred on DTC’s records.

      DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to NiSource Finance or the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

      NiSource Finance may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

      We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC’s system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Governing Law

      The Indenture and the debt securities are governed by the internal laws of the State of New York.

Information Concerning the Indenture Trustee

      Prior to default, the indenture trustee will perform only those duties specifically set forth in the Indenture. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of debt securities unless the holder offers the indenture trustee reasonable indemnity against the costs, expenses and liability that the indenture trustee might incur in exercising those powers. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that it may not receive repayment or adequate indemnity. (See Section 601.)

      The indenture trustee, JPMorgan Chase Bank, is also the indenture trustee for NiSource Capital Markets’ senior and subordinated debt indentures and the indenture governing the debenture portion of NiSource’s Stock Appreciation Income Linked Securities (“SAILS”). JPMorgan Chase Bank is the purchase contract agent and collateral agent for the SAILS.

DESCRIPTION OF WARRANTS

      NiSource and NiSource Finance may issue warrants to purchase equity or debt securities, respectively. NiSource and NiSource Finance may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. NiSource and NiSource Finance will issue the warrants under warrant agreements to be entered into between NiSource or NiSource Finance, as the case may be, and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

      The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

      Each warrant will entitle the holder of warrants to purchase for cash the amount of equity or debt securities at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, NiSource or NiSource Finance, as the case may be, will, as soon as possible, forward the equity or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, NiSource or NiSource Finance, as the case may be, will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      NiSource may issue stock purchase contracts, including contracts obligating holders to purchase from NiSource, and for NiSource to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

      The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either NiSource Finance’s debt securities or U.S. treasury securities securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

      The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

      We may sell the securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. The prospectus supplement with respect to any offering of securities will describe the specific terms of the securities being offered, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to NiSource or NiSource Finance from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

      Through Underwriters. If we use underwriters in the sale of the securities, the underwriters will acquire the offered securities for their own account. We will execute an underwriting agreement with an underwriter or underwriters once an agreement for sale of the securities is reached. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the offered securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to offered securities, the obligations of the underwriters to purchase those offered securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those offered securities if they purchase any of them.

      Through Dealers. If we use a dealer to sell the securities, we will sell the offered securities to the dealer as principal. The dealer may then resell those offered securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Through Agents. If we use agents in the sale of securities, we may designate one or more agents to sell offered securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

      Directly to Purchasers. We may sell the offered securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of our direct sales in our prospectus supplement.

      General Information. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to us from the sale of offered securities, any initial public offering price and other terms of the offering of those offered securities.

      Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

      We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase offered securities from us at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities. The delayed delivery contracts will be subject only to the conditions we set forth in our prospectus supplement.

      We may enter into agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

      Schiff Hardin & Waite, Chicago, Illinois, will pass upon the validity of the securities offered by this prospectus for us. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by us and the trustee, if applicable, in connection with the issuance and sale of the securities, the specific terms of the securities and other matters that may affect the validity of securities but that cannot be ascertained on the date of those opinions. Peter V. Fazio, Jr., a partner of the firm who also serves as Executive Vice President and General Counsel of NiSource, holds approximately 11,400 shares of NiSource common stock.

EXPERTS

      The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from NiSource’s Current Report on Form 8-K dated July 15, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards No. 133, “Accounting for Derivatives Instruments and Hedging Activities,” as amended, on January 1, 2001 and Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002 and the adoption of the October 2002 consensus of EITF Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.